Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni, Ratula Roy
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS FIRST QUARTER

REVENUE OF $27.1 MILLION AND EPS OF $0.07

- Operating Income Rises 4.8% to $4.4 Million Inclusive of

$0.5 Million of Stock-based Compensation Expenses -

NAPLES, Florida, May 4, 2006 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three months ended March 31, 2006 as summarized below:

Summary of First Quarter Results

	Three Months Ended March 31,
	2006	2005	Change
Net revenue	$27.1	$28.6	(5.4)%
Station operating income (SOI - non-GAAP)	7.3	6.6	10.6%
Operating income	4.4	4.2	4.8%
Net income	1.6	1.6	0.2%
Net income per diluted share	$0.07	$0.07	—

The decline in revenue during the first quarter ended March 31, 2006 compared with the first quarter of 2005 primarily reflects the current radio advertising environment. The Company recorded a revenue gain in Philadelphia but its revenue fell in the nine other markets in which it operates. Net revenue during the quarter ended March 31, 2006 also reflects a reduction in trade sales at our radio stations.

Operating income for the period rose to $4.4 million, compared to $4.2 million in the first quarter of 2005. The increase reflects reduced station operating and depreciation and amortization expenses that more than offset increases in corporate general and administrative expenses and $0.5 million of stock-based compensation expense. In the year-ago first quarter the Company incurred $1.4 million of employee separation cost but had no expense for stock-based compensation.

Station Operating Income (SOI), a non-GAAP financial measure, rose 10.6% to $7.3 million from $6.6 million in the year-ago period. Please refer to the “Calculation of SOI” and “Reconciliation of SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI, and a break down of stock-based compensation expense between the station and corporate levels.

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Beasley Broadcast Group, 5/4/06	page 2

Net income was $1.6 million, or $0.07 per diluted share, in both the three month period ended March 31, 2006 and March 31, 2005. Per-share results for the three months ended March 31, 2006 and 2005 are based on 24,140,159 and 24,551,108 diluted shares outstanding, respectively.

Reported and same-station results were the same for the periods presented above, as no station acquisitions or dispositions were completed in the relevant periods.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “First quarter 2006 market conditions were challenging and for several reasons our stations under performed their markets. However, with lower station operating expenses we recorded gains in operating income and SOI while net income remained constant with last year’s first quarter. This was achieved despite a half million dollar year-over-year reduction in non-cash trade sales revenue as we intentionally reduced such inventory to re-allocate it for cash advertising. Notwithstanding the current market environment, we believe we have in place strategies to address many of the issues that weighed on our stations in the first quarter.

“During the first quarter, we agreed to acquire our first AM station in Las Vegas, which will expand our cluster in the market to four stations. With the addition of KDWN-AM in Las Vegas, we will build our presence in one of the nation’s fast growing radio markets.

“With a long-term view of the industry and knowledge of values, we continued to repurchase our common stock in the first quarter, buying approximately 90,000 shares and we have approximately $21.3 million remaining under our current repurchase authorization. We believe this action supports shareholder value and underscores our confidence in the industry and Beasley Broadcast Group.”

Second Quarter 2006 Guidance

For the three-month period ending June 30, 2006, the Company anticipates reporting a net revenue decrease of 8% compared to the same period last year. This guidance assumes no material changes in economic conditions or extraordinary events. The Company can give no assurance as to whether these conditions will continue, or if they change, how such changes may affect the Company’s current expectations. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

Conference Call Information:

The Company will host a conference call and simultaneous webcast today, May 4, 2006, at 11:00 a.m. EDT to discuss its financial results and operations. Both the call and webcast are open to the general public. The dial in number for the conference call is 973/935-8599; please call five minutes in advance to ensure that you are connected prior to the presentation.

Interested parties may also access the live call on the Internet at the Company’s Web site at www.bbgi.com; allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for 14 days on the Internet from the Company’s Web site or for 24 hours via telephone at 973/341-3080 (reservation #7239778).

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 41 stations (26 FM and 15 AM) located in ten large- and mid-size markets in the United States. Beasley Broadcast Group recently agreed to acquire KDWN-AM in Las Vegas with the transaction, subject to approval, expected to close in the third quarter.

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Beasley Broadcast Group, 5/4/06	page 3

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as costs of services (excluding depreciation and amortization) and selling, general and administrative expenses (including stock-based compensation related to restricted stock grants to employees at our radio stations, but excluding stock-based compensation costs at the corporate level).

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use these non-GAAP financial measures for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI excludes corporate-level costs and expenses, stock-based compensation related to stock grants to corporate employees, and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented as separate line items on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies, SOI is a measure widely used in the radio broadcast industry. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same-station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows investors to measure the performance of radio stations we owned and operated during the entirety of two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2005. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: economic and regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels, and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of May 4, 2006, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

- tables follow -

Beasley Broadcast Group, 5/4/06	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2006	2005
Net revenue	$27,079,319	$28,636,183

Costs and expenses:
Cost of services (excluding depreciation and amortization and stock-based compensation) (1)	9,225,474	9,849,947
Selling, general and administrative (excluding stock-based compensation) (1)	10,475,066	12,174,373
Corporate general and administrative (excluding stock-based compensation)	1,775,730	1,632,218
Stock-based compensation(2)	469,337	—
Depreciation and amortization	694,711	742,398

Total costs and expenses	22,640,318	24,398,936
Operating income	4,439,001	4,237,247
Interest expense	(1,784,097)	(1,863,085)
Other non-operating expense	(6,024)	(4,077)
Interest income	120,502	124,654
Other non-operating income	600	204,366

Income before income taxes	2,769,982	2,699,105
Income tax expense	1,139,416	1,071,545

Net income	$1,630,566	$1,627,560

Basic and diluted net income per share:	$0.07	$0.07

Basic common shares outstanding	24,104,726	24,234,975

Diluted common shares outstanding	24,140,159	24,551,108

(1)	We refer to our “Cost of services (excluding depreciation and amortization),” “Selling, general and administrative” and “stock-based compensation related to restricted stock grants to employees at our radio stations” together as our “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	On July 1, 2005, we began granting shares of restricted stock under our 2000 Equity Plan to certain employees and recorded $0.4 million of stock-based compensation related to these grants during the three months ended year ended March 31, 2006. In addition, effective January 1, 2006 we adopted SFAS 123(R) which requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. As a result of the adoption of SFAS 123(R), we recorded $0.1 million of stock-based compensation during the three months ended March 31, 2006 related to previous grants of stock options.

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Beasley Broadcast Group, 5/4/06	page 5

Selected Balance Sheet Data – Unaudited

(in thousands)

	March 31,	December 31,
	2006	2005
Cash and cash equivalents	$14,116	$16,279
Working capital	30,984	32,402
Total assets	279,901	280,817
Long term debt, less current installments	142,375	144,375
Total stockholders’ equity	87,052	87,998

Selected Statement of Cash Flows Data – Unaudited

(in thousands)

	Three Months Ended March 31,
	2006	2005
Net cash provided by operating activities	$3,465	$5,057
Net cash provided by (used in) investing activities	(701)	216
Net cash used in financing activities	(4,927)	(2,975)

Net increase (decrease) in cash and cash equivalents	$(2,163)	$2,298

Calculation of SOI (Unaudited):

	Three Months Ended March 31,
	2006	2005
Net revenue	$27,079,319	$28,636,183
Station operating expenses	(19,700,540)	(22,024,320)
Station stock-based compensation	(64,886)	—

SOI	$7,313,893	$6,611,863

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Beasley Broadcast Group, 5/4/06	page 6

Reconciliation of SOI to Net Income (Unaudited):

	Three Months Ended March 31,
	2006	2005
SOI	$7,313,893	$6,611,863
Corporate general and administrative	(1,775,730)	(1,632,218)
Corporate stock-based compensation	(404,451)	—
Depreciation and amortization	(694,711)	(742,398)
Interest expense	(1,784,097)	(1,863,085)
Interest income	120,502	124,654
Other non-operating income (expense)	(5,424)	200,289
Income tax expense	(1,139,416)	(1,071,545)

Net income	$1,630,566	$1,627,560

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